UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_____________________

Date of Report (Date of earliest event reported): September 11, 2018

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana            001-34279                72-1147390
(State of incorporation)         (Commission File Number)    (IRS Employer Identification No.)

16225 Park Ten Place, Suite 300, Houston, Texas           77084
(Address of principal executive offices)                      (Zip Code)

(713) 714-6100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
[ ] Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)     On September 11, 2018, Gulf Island Fabrication, Inc. (the “Company”) announced the appointment of Westley S. Stockton, age 47, as its new Executive Vice President, Chief Financial Officer, Treasurer and Secretary, effective September 12, 2018.

Prior to joining the Company, Mr. Stockton served as Senior Vice President, Corporate Controller and Chief Accounting Officer for Chicago Bridge & Iron Company N.V. (“CB&I”) from August 2008 until May 2018, and prior to that served in senior leadership positions within financial operations and mergers and acquisitions for CB&I beginning in 2002. From 1994 to 2002, Mr. Stockton, a certified public accountant, worked in public accounting for PricewaterhouseCoopers and Arthur Andersen in audit-related roles. Mr. Stockton has a Masters in Accounting and a Bachelors in Business Administration from the University of Texas at Austin. There are no transactions reportable pursuant to Item 404(a) of Regulation S-K in connection with Mr. Stockton’s appointment as an executive officer of the Company.

Mr. Stockton’s annual base salary will be $330,000 and he will receive a monthly car allowance. Mr. Stockton will also participate in the Company’s annual incentive plan for executives beginning in 2018 (on a pro rata basis), with a target incentive award of 80% of his annual base salary, and he will participate in the Company’s long-term incentive plan for executives beginning in 2019. Mr. Stockton will also receive an initial grant of 50,000 restricted stock units on September 12, 2018, which will vest in three equal annual installments provided he remains employed with the Company. In addition, Mr. Stockton will also participate in the Company’s other benefit programs generally available to the Company’s executive officers.

In connection with his appointment, the Company will enter into a Change of Control Agreement with Mr. Stockton (the “COC Agreement”), in substantially the same form as is in place with the Company’s other executive officers. The COC Agreement expires February 28, 2021, and entitles Mr. Stockton to receive additional benefits in the event of a termination of employment without cause or with good reason within 18 months following a change of control of the Company during the term. Specifically, Mr. Stockton will receive a lump-sum cash payment equal to the sum of his prorated bonus plus one and one-half times the sum of (a) Mr. Stockton’s annual base salary in effect at the time of termination and (b) the highest annual bonus awarded to Mr. Stockton during the three fiscal years immediately preceding the termination date. The Company shall continue to provide Mr. Stockton with insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date that Mr. Stockton accepts new employment. If any part of the payments or benefits received in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, Mr. Stockton will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The foregoing summary of the COC Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the COC Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2018.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release dated September 11, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

By:	/s/ Kirk J. Meche
Kirk J. Meche President and Chief Executive Officer

Dated: September 11, 2018